STRATECO RESOURCES INC.

Commission File No.: 0-49942

FORM 10-KSB

EXHIBIT

Financial Statements of

STRATECO RESOURCES INC.

For the years ended December 31, 2002 and 2001

STRATECO RESOURCES INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

         Pages

Balance Sheets

4

Statements of Earnings and Deficit

5

Statements of Deferred Expenditures

6

Statements of Cash Flows

7

Notes to Financial Statements

8

AUDITORS’ REPORT TO SHAREHOLDERS

We have audited the balance sheets of Strateco Resources Inc. as at December 31, 2002 and 2001 and the statements of deferred expenditures, operations and deficit and cash flows for each of the years in the two-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

(signed) KPMG, LLP

Chartered Accountants

Montreal, Canada

February 26, 2003

STRATECO RESOURCES INC.

Financial Statements

BALANCE SHEETS

DECEMBER 31, 2002

(in Canadian dollars)

	2002	2001

ASSETS

CURRENT ASSETS

Cash and cash equivalents	$ 320,220	$ 357,619
Restricted cash (Note 3)	1,600,000	800,000
Accounts receivable	90,165	57,139
Prepaid expenses	11,300	6,690

	2,021,685	1,221,448

PROPERTIES (Note 4)	55,500	93,500

DEFERRED EXPENDITURES (Note 5)	893,387	394,206

	$ 2,970,572	$ 1,709,154

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable and accrued liabilities (Note 11)	$ 139,317	$ 185,814

SHAREHOLDERS’ EQUITY

Capital stock (Note 6)	4,623,490	2,437,207
Stock options	2,150	-
Warrants	40,250	-
Deficit	(1,834,635)	(913,867)

	2,831,255	1,523,340

Commitments and contingencies (Note 10)
Subsequent events (Note 14)
	$ 2,970,572	$ 1,709,154

See notes to financial statements.

ON BEHALF OF THE BOARD:

/s/ Guy Hebert

Director

/s/ Jean-Pierre Lachance

Director

STRATECO RESOURCES INC.

STATEMENTS OF EARNINGS AND DEFICIT

YEARS ENDED DECEMBER 31, 2002 AND 2001

(in Canadian dollars)

	2002	2001

INTEREST INCOME	$ 15,877	$ 15,915

ADMINISTRATIVE AND GENERAL EXPENSES

Professional fees	442,807	290,233
Shareholder communications	58,373	10,687
Listing and registrar fees	20,924	27,673
Travel expenses	4,067	5,109
Insurance	16,404	10,507,
Office expenses	63,607	54,249
Interest and bank charges	224	443
Write-off of deferred expenditures and properties	330,239	344,493

	936,645	743,394

NET LOSS	920,768	727,479

DEFICIT, BEGINNING OF YEAR	913,867	186,388

DEFICIT, END OF YEAR	$ 1,834,635	$ 913,867

NET LOSS PER SHARE	$ 0.05	$ 0.06

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	19,791,368	11,732,609

See notes to financial statements.

STRATECO RESOURCES INC.

STATEMENTS OF DEFERRED EXPENDITURES

YEARS ENDED DECEMBER 31, 2002 AND 2001

(in Canadian dollars)

	2002	2001

EXPLORATION EXPENSES

Consultants and subcontractors	$ 661,580	$ 165,303
Professional fees	36,999	28,798
Travel expenses	22,546	16,788
Supplies and equipment rental	15,552	12,323
General exploration expenses	6,743	3,752

	743,420	226,964

Write-off of deferred expenditures	(244,239)	(16,539)

INCREASE IN DEFERRED EXPENDITURES	499,181	210,425

BALANCE, BEGINNING OF YEAR	394,206	183,781

BALANCE, END OF YEAR	$ 893,387	$ 394,206

See notes to financial statements.

STRATECO RESOURCES INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2002 AND 2001

(in Canadian dollars)

	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (920,768)	$ (727,479)

Write-off of deferred expenditures and properties	330,239	344,493
Stock based compensation	2,150	-
Changes in non-cash working capital items:
Accounts receivable	(33,026)	(22,019)
Prepaid expenses	(4,610)	(1,001)
Accounts payable and accrued liabilities	(3,039)	64,353

	(629,054)	(341,653)

CASH FLOWS USED BY INVESTING ACTIVITIES:

Increase of deferred expenditures	(783,628)	(175,835)

CASH FLOWS FROM FINANCING ACTIVITIES:

Common share issuance	2,247,310	1,125,000
Common share issue costs	(72,027)	(46,393)

	2,175,283	1,078,607

NET INCREASE IN CASH AND CASH EQUIVALENTS	$ 762,601	$ 561,119

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,157,619	596,500

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 1,920,220	$ 1,157,619

See notes to financial statements.

STRATECO RESOURCES INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

(in Canadian dollars)

1.

INCORPORATION AND NATURE OF OPERATIONS

The Company was incorporated on April 13, 2000 under the Canadian Business Corporations Act, and is engaged in the exploration and development of properties.

Recovery of amounts indicated under properties is subject to the discovery of economically recoverable reserves, the Company’s ability to obtain the financing required to complete development and profitable future production or the proceeds from the sale of such assets.

2.

SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers cash, reserved cash and short-term investments maturing within three months of their acquisition date as cash and cash equivalents.

SHORT-TERM INVESTMENTS

Short-term investments are valued at the lesser of their cost and their net realization value.

PROPERTIES AND DEFERRED EXPENDITURES

Properties are recorded at cost.  Exploration and development costs are deferred, net of government assistance received.  However, when a project is abandoned, the corresponding costs are charged against earnings.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

On January 1, 2002, the Company adopted the new accounting recommendations published by the Canadian Institute of Chartered Accountants (“CICA”) relating to stock-based compensation and other stock-based payments made in exchange for goods and services. The Company has chosen to continue using the settlement value method to record the stock options granted for the benefit or senior executives and management and the fair value method for the options granted to non-employees.

INCOME TAXES

The Company records its income taxes using the balance sheet method. Future income tax assets and liabilities are recorded to take into account the impact on income taxes of variances between the accounting value of certain assets and liabilities shown on the balance sheet and their respective fiscal values. A valuation allowance is recorded as required to reflect an income tax asset that is more likely to be realized than not. The impact of any changes in income tax rates is recorded in the year in which the rates change.

LOSS PER SHARE

The loss per share is calculated based on the weighted average number of common shares outstanding during the year.

3.

RESTRICTED CASH

Pursuant to the flow-through financing for which closings took place on December 6, 13, and 19, 2002, the Company undertook to incur $1,600,000 in exploration expenses before December 31, 2003. This amount will be used primarily for exploration on the Discovery project and the Cardinal property.

4.

PROPERTIES

	2002	2001

Discovery	$ 48,000	$ -
Lost Bay	-	83,000
Montbray	7,500	7,500
Dufault	-	3,000

	$ 55,500	$ 93,500

5.

DEFERRED EXPENDITURES

Properties	Balance at December 31, 2001	Exploration Expenses	Grant or Write-off	Balance at December 31, 2002

Santa Anna	$ -	$ 8,414	$ (8,414)	$ -
Montbray	101,887	(4,410)	-	97,477
Lost Bay	1,412	1,080	(2,492)	-
Quenonisca	104,253	-	-	104,253
Discovery	-	382,631	-	382,631
Kanasuta	39,730	440	-	40,170
Dufault	113,432	327,786	(441,218)(1)	-
Cardinal	33,492	235,364	-	268,856

	$ 394,206	$ 951,305	$ (452,124)	$ 893,387

(1)   Exploration expenses for the Dufault property are shown net of a government grant of $207,885.

6.

CAPITAL STOCK

AUTHORIZED

Unlimited number of common shares without par value.

Unlimited number of preferred shares without par value issuable in series with rights, privileges, restrictions and conditions to be determined by the board of directors.

	December 31, 2002		December 31, 2001
	Common shares	Amount	Common shares	Amount

ISSUED AND FULLY PAID

Balance, beginning of year	18,252,985	$ 2,437,207	11,515,485	$ 1,352,100

In cash	25,000	3,250	937,500	150,000

In consideration of properties	300,000	48,000	50,000	6,500

Flow-through and other financings	13,287,500	2,446,000	5,750,000	1,080,000

Common share issue costs	-	(310,967)	-	(151,393)

Balance, end of year(a)	31,865,485	$ 4,623,490	18,252,985	$ 2,437,207

(a)

187,500 common shares are escrowed and cannot be transferred, mortgaged, pledged or otherwise disposed of without the consent of the Quebec Securities Commission.

WARRANTS

At December 31, 2002, there were 4,858,154 warrants outstanding (3,256,250 in 2001). Each warrant entitles its holder to purchase one share of the Company. Strike prices and expiries are as follows:

	2002		2001
	Number	Weighted average strike price	Number	Weighted average strike price

Balance, beginning of year	3,256,250	$ 0.32	2,000,000	$ 0.40
Issued (1)(2)(3)(4)(5)(6)	3,601,874	$ 0.19	1,256,250	$ 0.19
Exercised (7)	-		-
Expired	(2,000,000)		-

Balance, end of year	4,858,124		3,256,250

The strike prices and expiries for these warrants are as follows:

Strike Price	Number	Expiry

$ 0.21	468;750(1)	Between May 5, 2002 and May 4, 2003
$ 0.21	1,468,750(2)	May 16, 2003
$ 0.18	335,937(5)	Between December 15, 2002 and December 14, 2003
$ 0.21	1,818,750(3)	May 10, 2004
$ 0.16	615,937(6)	June 6, 2004
$ 0.19	150,000(4)	October 7, 2004
4,858,124

(1)

During the year ended December 31, 2001, the Company issued 937,500 common shares and 468,750 warrants pursuant to a subscription agreement with SIDEX for $150,000. Each warrant entitles its holder to subscribe to a common share at $0.21 per common share at any time up until May 4, 2003.

(2)

Pursuant to a public offering dated November 16, 2001, on June 30, 2002 the Company issued 6,718,750 common shares and 1,468,750 warrants for proceeds of $1,235,000. Each warrant entitles its holder to subscribe to a common share at $0.21 per common share at any time up until May 16, 2003.

(3)

Pursuant to a public offering dated November 11, 2002, on December 31, 2002 the Company issued 12,318,750 common shares and 1,818,750 warrants for proceeds of $2,291,000. Each warrant entitles its holder to subscribe to a common share at $0.21 per common share at any time up until May 10, 2004.

(4)

During the year ended December 31, 2002, the Company issued 300,000 common shares and 150,000 warrants pursuant to a formal agreement between the Company and GéoNova Explorations Inc. (“GéoNova”), in consideration of the partial acquisition of the Discovery project for $48,000.

(5)

Pursuant to the agency agreement dated November 16, 2001, the Company issued to CTI Capital Inc. acting as agent on the public offering dated June 30, 2002, 335,937 broker’s warrants as partial remuneration of the agent’s fee. Each warrant entitles its holder to subscribe to a common share at $0.16 per common share at any time up until December 14, 2002 and at $0.18 per common share from December 15, 2002 until December 14, 2003.

(6)

Pursuant to the agency agreement dated November 11, 2002, the Company issued as of December 31, 2002 to CTI Capital Inc. acting as broker on the public offering, 615,937 broker’s warrants as partial remuneration of the broker’s fee. Each warrant entitles its holder to subscribe to a common share at $0.16 per common share at any time up until June 6, 2004.

(7)

None of the Company’s warrants were exercised during the year ended December 31, 2002.

During the year ended December 31, 2002, the Company granted 615,937 broker’s warrants. These warrants vest immediately. The fair value of each warrant granted was determined using the Black-Scholes option pricing model. At the date of the grant, the weighted average fair value of the warrants granted was $0.06 per warrant. The following weighed average assumptions were used in the calculations:

Risk-free interest rate	3.7%
Expected life	18 months
Expected volatility	105%
Expected dividend yield	$ 0.00

7.

STOCK OPTIONS PLAN

The Company has a stock option plan for its officers, directors and consultants. A total of 2,200,000 common shares are reserved for issuance under the plan. The maximum number of options that can be granted to any participant cannot exceed 5% of the issued and outstanding shares of the capital stock. The price of the options granted may not be less than the market price of the common shares on the Montreal Exchange or the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the board of directors, not to exceed ten years from the date the options are granted.

During the year, 100,000 stock options were granted to a director and 50,000 stock options were granted to a consultant.

Changes to the stock options under the plan are shown in the following table:

	2002		2001
	Number of options	Weighted average strike price	Number of options	Weighted average strike price

Balance, beginning of year	1,848,000	$ 0.19	972,000	$ 0.20
Granted	50,000	$ 0.20	700,000	$ 0.15
	100,000	$ 0.20	50,000	$ 0.20
			150,000
Cancelled	-	-	(24,000)	$ 0.20
Exercised	-	-	-
Balance, end of year	1,998,000	$ 0.19	1,848,000	$ 0.19

(1)

Of the 50,000 stock options granted on August 7, 2002, 25,000 were exercisable as of the date they were granted. The remaining 25,000 are exercisable as of August 6, 2003. These options expire on August 6, 2007.

(2)

100,000 stock options expiring on September 11, 2007 were granted on September 12, 2002.

(3)

Of the 200,000 stock options granted on October 30, 2001, 50,000 options at $0.15 were exercisable as of the date they were granted, 75 000 options at $0.20 per share were exercisable as of August 1, 2002 and the remaining 75,000 options are exercisable as of January 1st, 2003. These options expire on October 29, 2006.

The outstanding stock options and the stock options exercisable as at December 31, 2002 are shown in the following table:

Options outstanding		Options exercisable
Weighted average strike price	Number	Weighted average lifespan (years)	Weighted average strike price	Number

$0.20	948,000	2.1	$0.20	948,000
$0.15	700,000	2.1	$0.15	700,000
$0.15	50,000	3.9	$0.15	50,000
$0.20	150,000	3.9	$0.20	75,000
$0.20	50,000	3.9	$0.20	25,000
$0.20	100,000	4.9	$0.20	100,000

$0.19	1,998,000	3.5	$0.18	1,898,000

During the year ended December 31, 2002, the Company granted 100,000 stock options to a director. These options vest immediately. The fair value of each option granted was determined using the Black-Scholes option pricing model. At the date of the grant, the weighted average fair value of the stock options granted was $0.128 per option. The following weighted average assumptions were used in the calculations:

Risk-free interest rate	3.7%
Expected life	4 years
Expected volatility	105%
Expected dividend yield	$ 0.00

The Company has elected to account for its stock options by measuring compensation cost for options determined under the settlement value. If the stock options had been accounted for using the fair value based method, the pro-forma net loss and net loss per share would have been as follows:

	As reported	Pro-forma

Net loss	$ 920,768	$ 933,568
Net loss per share	$ 0.05	$ 0.05

The pro-forma figures omit the effect of stock options granted prior to January 1, 2002.

8.

GOVERNMENT ASSISTANCE

Pursuant to an agreement signed on September 25, 2001 with the Quebec Department of Natural Resources, an amount of $207,885 received as a grant from the government was credited to deferred expenses during the year in relation to the Dufault property ($28,395 as at December 31, 2001).

9.

INCOME TAXES

The income taxes impact of temporary variances giving rise to important future income tax assets or liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001

Future income tax asset:

Net operating losses	$ 354,495	$ 183,079
Properties and deferred expenditures	-	169,705
Financial expenses	89,873	39,519

	444,368	392,303

Less: valuation allowance	(435,683)	(392,303)

Total future income tax asset	$ 8,685	$ -

Future income tax liability:

Properties and deferred expenditures	$ 8,685	$ -

Future income taxes	$ -	$ -

At December 31, 2002, the Company had losses other than capital losses unused share issue costs that could be deferred to later periods and which could be used to reduce future taxable income. These losses expire as follows:

	Federal	Provincial

Losses other than capital losses:
2007	$ 143,401	$ 143,401
2008	341,930	317,930
2009	671,197	474,630

Share issue costs:
2003	$ 84,852	$ 36,852
2004	84,852	36,852
2005	85,780	36,780
2006	54,144	30,144

10.

COMMITMENTS AND CONTINGENCIES

Quénonisca Property

On February 26, 1996, Altavista Mines Inc. signed an agreement with SOQUEM whereby it owned a 50% undivided interest in the 78 claims making up the Quénonisca property in the Quénonisca and Salamandre Lake district north of Matagami, in Quebec.

Work is financed in proportion to the respective interests, or failing which the undivided interest of the non-participating party is diluted. Any dilution of an interest to 10% entails the loss of that interest in consideration of a 1% royalties in net profits (as defined in the agreement) from commercial production on the property.

In April 2000, the Company entered into an agreement whereby it will respect all Altavista Mines Inc.’s rights and obligations in relation to the Quénonisca agreement with SOQUEM dated February 26, 1996.

Discovery Project

Agreement with GéoNova Explorations Inc. and Campbell Resources Inc.

On June 4, 2002, the Company signed a letter of intent with Campbell Resources Inc. (“Campbell”) for an option agreement and a joint venture to acquire a 50% interest in the Discovery project in Bruneau and Desjardins townships near Lebel-sur-Quévillon, Quebec. This letter of intent was amended on June 14, 2002 in order to conclude the transaction with GéoNova, a wholly-owned subsidiary of Campbell. GéoNova is the sole owner of the Discovery project claims.

The terms of the formal agreement (the “Agreement”) provides for the Company to incur total exploration expenses of $4,500,000 over a four-year period, including $750,000 before the first anniversary of the Agreement (including $250,000 in the first six months), $1,000,000 on or before the second anniversary, $1,250,000 on or before the third anniversary and $1,500,000 on or before the fourth anniversary. The Company must also issue 600,000 shares of its share capital to GéoNova, including 300,000 issued upon signature of the Agreement, 150,000 on the first anniversary and 150,000 on the second anniversary. Of the 300,000 shares issued on signature of the Agreement, 150,000 are subject to an 18-month hold period and 150,000 are subject to a 12-month hold period. The 150,000 shares issued at the first anniversary of the Agreement are subject to a 12-month hold period, and the 150,000 shares to be issued on the second anniversary will be subject to an 8-month hold period.

In addition, each share issued to GéoNova will be accompanied by half a warrant. Valid for a 24-month period, each full warrant entitles GéoNova to purchase one share of the Company at a price equal to the average trading price of the shares on the TSX Venture Exchange for the 10 days preceding their issuance, plus a premium of 20%. A total of 300,000 warrants were issuable, including 150,000 issued on signature of the Agreement.

Once the option is exercised, a joint venture will be formed and each party will finance any subsequent work in accordance with their interest.

SERVICE AGREEMENT

Effective August 1, 2002, the Company and BBH Géo-Management Inc. (“BBH”) signed  an agreement whereby BBH will render the Company the following services: office space, secretarial, management, administration, accounting, legal, geological consulting, relations with investors and regulatory authorities, as well as financing-related services. This agreement covers a three-year period ending August 1, 2005.

ROYALTIES

The Company is subject to royalty payments on commercial production from certain other properties.

ENVIRONMENT

The Company's exploration activities are subject to various laws and regulations governing environmental protection. These laws and regulations are continually changing and generally tend to impose increasing restrictions. The Company conducts its operations so as to provide adequate protection for public health and the environment.

11.

RELATED PARTY TRANSACTIONS

During the year, professional fees and administrative expenses totalling $327,668 ($244,081 in 2001) were paid to a company whose officers are also officers of the Company.

At December 31, 2002, accounts payable and accrued liabilities included an amount of $86,767 ($167,252 in 2001) payable to the same company.

12.

STATEMENTS OF CASH FLOWS

Additional information related to cash flows:	2002	2001

Non related cash operating, financing and investing activities items:

Option agreement in consideration of share issuances	$ 3,250	$ -

Deferred expenses financed through increases in accounts payable	42,615	86,073

Acquisition of properties in exchange of common shares	48,000	6,500

Common shares issue costs by issuance of warrants	40,250	-

Common share issue costs paid from the proceeds of the offering	198,690	105,000

13.

FINANCIAL INSTRUMENTS

CREDIT RISK

The financial instruments that expose the Company to market risk and concentrations of credit risk include cash, short-term investments and accounts receivable. The Company invests its cash and short-term investments in high quality securities issued by financial institutions, government agencies and large corporations, and diversifies its investments so as to limit its exposure to credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The accounting value of cash, short-term investments, accounts receivable and accounts payable and accrued liabilities approximate their fair value as the related instruments have a relatively short term.

14.

SUBSEQUENT EVENTS

INCREASE IN CAPITAL STOCK

On January 14 and 21, 2003, 109 B units were subscribed for a total of $109,000, including 100 units to financial institutions. Each B unit consists of 6,250 common shares at $0.16 per share and 6,250 warrants, for a total of 681,250 shares and 681,250 warrants. Each warrant entitles its holder to purchase one share of the Company at $0.21 at any time up until May 10, 2004.

On January 14 and 21, 2003, as part of the agency agreement with CTI Capital Inc. acting as agent for the public offering dated November 11, 2002, the Company issued 34,063 broker’s warrants as agent’s fees. Each warrant entitles its holder to purchase one common share at $0.16 per share until June 6, 2004.

15.

THE EFFECT OF APPLYING UNITED STATES ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. The effect of applying United States generally accepted accounting principles (“U.S. GAAP”) on net earnings would be as follows:

	2002	2001

Net loss per Canadian GAAP, as reported	$ 920,768	$ 727,479

Properties and deferred expenditures(1)	461,181	(111,029)
Deferred tax expenses (recovery)	(200,000)	-

Net loss and comprehensive income for the year,
according to U.S. GAAP	$ 1,181,949	$ 616,450

Net loss per share per Canadian GAAP, as reported	0.05	0.06

Effect of adjustments:
Properties and deferred expenditures (1)	0.02	(0.01)
Deferred tax expenses (recovery)(2)	(0.01)	-

Loss per share, according to U.S. GAAP	$ 0.06	$ 0.05

(1)

Properties and deferred expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 2. Under Canadian GAAP, the property’s potential for development is sufficient to permit the capitalization of exploration expenditures incurred as property acquisition costs and deferred expenditures and the management intend to pursue the development. Under U.S. GAAP, a final feasibility study showing economically recoverable proven and probable reserves is required for capitalization of property acquisition costs and exploration expenditures. Accordingly, the property related costs  must be expended as incurred.

(2)

Under Canadian GAAP, shares issued as flow-through shares are recorded at their face value when issued. When the entity acquires assets the carrying value may exceed the tax basis as a result of the enterprise renouncing the deductions to the investors. The tax effect of the temporary difference is recorded as a share issue cost. Under US GAAP, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of the deferred tax liability and the liability recognized on issuance.

The effect of the application of the above adjustments on the balance sheet of the Company at December 31, 2002 would be to decrease properties by $55,500 to $0 ($93,500 in 2001 to $0), decrease deferred expenditures by $893,387 to $0 ($394,206 in 2001 to $0), increase in long-term liability by $640,000 ($200,000 in 2001) and decrease shareholders’ equity by $1,588,887 ($687,706 in 2001).

The effect on the statement of cash flows would be a decrease of $783,628 ($175,835 in 2001) in cash flows from operating activities and an increase of $783,628 ($175,835 in 2001) in cash flows used in investing activities.

16.

COMPARATIVE FIGURES

Certain figures from the preceding year have been reclassified to conform with this year’s presentaion.